EXHIBIT 10.25

                                   AGREEMENT


     THIS AGREEMENT is made effective the 31st day of March 2005 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Bright Capital, Ltd. ('BC') and Dominic Bassani ('DB').

     WHEREAS the Bion Companies desire that BC's provision of services of DB to the Bion Companies continue upon the terms and conditions set forth in this Agreement; and

     WHEREAS BC is willing to make certain advances to Bion Dairy Corporation ('Dairy') and exchange a portion of such advances for participation in Dairy's upcoming Series C Note Offering ('Offering')';

     AND WHEREAS BC and DB desire to provide to the Bion Companies the services of DB upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to engage BC to provide the services of DB upon the terms and conditions set forth in the following paragraphs:

     1) Term: The Term of this Agreement shall run from April 1, 2005 ('Commencement Date') for a period of four years ('Term') during which Term BC shall provide the full-time services of DB to the Bion Companies as set forth in the following provisions:

          a) BC shall provide to the Bion Companies (initially through Dairy) the full-time consulting services of DB on a consulting basis; DB will continue in his full-time position as General Manager of Dairy ('GM');

           b) During the Term, DB shall, at the request of Bion, provide consulting services to Bion and serve in such positions with Bion as may be reasonably requested by Bion's senior management;

           c) DB, as GM and as consultant, shall report to the senior management of the Bion Companies, who will also be responsible for evaluation of his performance.

     2)   Compensation:

          a) Compensation from the Bion Companies to BC for the services of DB provided by BC shall be based on a $300,000 per year rate, of which $150,000 shall be deferred for up to one year or until Bion has secured sufficient financing to commence paying on a current basis; the remaining $150,000 shall be deferred compensation that is due and payable starting September 2007 and paid in full by February 2009 in equal quarterly installments.

          b) As to the outstanding deferred compensation presently owed to BC by Bion for past services ('Dcomp'), Dcomp shall continue to be deferred and shall be payable starting in September 2007 and paid in full by February 2009 in equal quarterly installments. BC has the right to convert its deferred compensation, in whole or in part, into the common stock of Bion at market price (but with a cap to the conversion price of $2.00 per share in the event that market price is greater than $2.00 per share on the date of conversion); the deferred amount shall accrue interest at 6% per annum.

          c) Bion shall sell to BC, in aggregate, 200,000 warrants at a price of $.10 per warrant, each of which Warrants may be exercised to purchase one share of Bion common stock for a period of 10 years from the Commencement Date at an exercise price of $2.50 per share (collectively, 'Warrants').

          d) BC shall receive a bonus, in a deferred compensation plan (with other employees/consultants to the Bion Companies) of 200,000 shares of Bion common stock, if Bion common stock trades at or above $10.00/share (equitably adjusted for splits, dividends, mergers, etc.) for 20 consecutive trading days during the Term; and, BC shall receive a bonus of an additional 50,000 shares of Bion common stock if Bion common stock trades at or above $20.00 per share (equitably adjusted for splits, dividends, mergers, etc.) for 20 consecutive trading days during the Term;

     3)   Advances/Investment/Warrants:

          a) BC shall advance to Dairy up to approximately $300,000 on an 'as needed basis' to fund operating expenses of Dairy during the spring of 2005;

          b) BC agrees to convert/exchange $150,000 of such advances for participation in Dairy's Offering; and

          c) To compensate BC for its agreement to make these advances and investments, Bion shall issue to BC 400,000 additional Warrants (see terms above) at a value of $40,000 ($.10 per Warrant).

     4) Confidentiality/Proprietary Information: BC and DB will abide by the terms and provisions of existing confidentiality/proprietary information agreements and shall execute and abide by the terms and provisions of an additional Confidentiality/Proprietary Information Agreement (copy attached hereto as an Exhibit A) and further agree that, unless expressly waived by the Bion Companies in writing, BC and DB will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit A and that notwithstanding any other terms herein; Exhibit A remains in full force and effect; and BC and DB expressly agree that: a) at no time during the term or during a two (2) year period following the end of the Term (including any extensions thereto) shall BC and/or DB compete with the Bion Companies; b) all work product, inventions, etc. of BC and DB pursuant to this Agreement shall be the sole property of the Bion Companies and BC and DB, as applicable, shall execute such assignments and/or other documents as may be required to fully vest such ownership in the Bion Companies; and c) all proprietary information and other information concerning the Bion Companies

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acquired pursuant to the service of BC and DB to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), BC and DBshall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.).
     5)   Miscellaneous:

          a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

           b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

           c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

           d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

           e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

















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          f)   This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Dairy Corporation



By:  /s/ Mark A. Smith


Bion Environmental Technologies, Inc.


By:  /s/ Mark A. Smith


By:  /s/ Dominic Bassani
     Dominic Bassani

Bright Capital, Ltd.



By:  /s/ Dominic Bassani
     Dominic Bassani, President



























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